OCCIDENTAL PETROLEUM CORPORATION
EXECUTIVE INCENTIVE COMPENSATION PLAN (EICP)
(As Amended and Restated Effective January 1, 2016)

PURPOSE

The Occidental Petroleum Corporation Executive Incentive Compensation Plan (the “Plan”) is designed to provide selected employees with annual cash incentive opportunities. Awards are based on the achievement of objectives that reflect business success and generate stockholder value. The Plan directly links Participants’ incentive compensation with the performance of the Company as a whole or the Division where they have personal accountability, as applicable, and also promotes the Company’s results-oriented management style. Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Attachment A hereto.

ELIGIBILITY/PARTICIPATION

All Senior Management employees are eligible for participation in the Plan. A member of Senior Management who is selected by the Administrator to participate in the Plan is referred to herein as a “Participant;” provided, that, to the extent required with respect to Awards intended to be Section 162(m) Awards, Participants will be selected by the Committee.

PERFORMANCE PERIOD

The performance period shall be the period for which the performance objectives applicable to an Award are measured, which unless otherwise determined for an Award, shall be the one-year period beginning on January 1 of a given year and ending on December 31 of that same year (the “Performance Period”).

PERFORMANCE MEASURES/OBJECTIVES

Unless otherwise determined for any Award, each Award will consist of a “Company performance” portion and an “individual performance” portion. The weighting of the Company performance portion and the individual performance portion of each Award will be established at the time the Award is granted to reflect the significance of business and individual performance with respect to each such Award (e.g., for a particular Award, the Company performance portion may be weighted 60% and the individual performance portion may be weighted 40%).

The extent to which the Company performance portion of each Award is earned and payable shall be determined by assessing performance for the applicable Performance Period with respect to certain Business Objectives. For each Award, during the first 90 days of each year, the Business Objectives to be used for the Performance Period, as well as the weighting, if applicable, of each Business Objective (e.g., 50% Segment Earnings and 50% Cash Flow) shall be established. The Business Objectives selected, and their weightings, if applicable, may vary by Participant and may be changed from one Performance Period to the next Performance Period in response to changes in business priorities.

The extent to which the individual performance portion of each Award is earned and payable shall be determined by a subjective assessment of each Participant’s performance for the applicable Performance Period with respect to certain Personal Objectives.

A targeted performance level with respect to the Business Objectives shall be established for each Participant, which represents the desired performance level for the Performance Period. In addition, unless otherwise determined with respect to an Award, a minimum and maximum level of performance with respect to the Business Objectives shall also be established for each Participant for the Performance Period. Target, minimum and maximum performance levels may also be established with respect to Personal Objectives.

Participants shall be advised of the Business Objectives that will be used to determine their Awards for the Performance Period, any weighting allocation of the various Business Objectives, as well as the weighting allocation between Business Objectives and Personal Objectives.

SECTION 162(M) AWARDS

The Committee may, in its sole discretion, designate at the time of grant that an Award (or portion thereof) to a Covered Employee is a Section 162(m) Award. Any portion of an Award designated as a Section 162(m) Award will be separate from a non-Section 162(m) Award. A Section 162(m) Award granted under this Plan also constitutes a “Section 162(m) Award” under the LTIP and is subject to all the terms and conditions of the LTIP governing “Section 162(m) Awards” (as defined in the LTIP), including but not limited to the per person award limitations in Section 5 of the LTIP and Section 6(k) of the LTIP. Business Objectives for any Section 162(m) Award shall be based on one or more of the business criteria specified in Section 6(k)(i)(B)(1) of the LTIP, shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder. Notwithstanding anything to the contrary herein, to the extent required with respect to Awards intended to be Section 162(m) Awards, all determinations under this Plan related to such Awards will be made by the Committee in accordance with Section 6(k)(i) of the LTIP.

AWARD LEVELS

A Target Award shall be established at the beginning of each Performance Period for each Participant. Individual Target Award levels may reflect variations in job function and scope and the potential impact the Participant has on the Company’s or a Division’s, as applicable, business priorities. If a Participant has a more senior position, a greater portion of total compensation may be placed “at risk.” Award minimums and maximums may also be established for each Performance Period for performance levels below and above target performance. Award opportunity levels corresponding to the minimum, target and maximum levels of performance may vary by Participant.

PAYMENT OF AWARDS

The amount of an Award earned and payable under the Plan shall be determined by evaluating performance against Business Objectives and Personal Objectives for the applicable Performance Period, and the actual amount paid with respect to an Award may be higher or lower than a Participant’s Target Award, depending on whether the minimum, target or maximum performance target, if applicable, has been met. The Administrator shall evaluate satisfaction of Business Objectives and Personal Objectives and determine Award payment amounts, with final approval made by (i) the Committee, with respect to all Participants who are subject to Section 16 or who are Covered Employees, or (ii) the CEO, or such other member(s) of Senior Management as the CEO may designate from time to time, for all other Participants. Notwithstanding anything to the contrary contained herein, in determining the payment amount of each Award (including any Section 162(m) Award), the Administrator may reduce (including a reduction of the payment to $0) the amount that may otherwise be earned and payable with respect to such Award if, in its sole discretion, it determines that such reduction or elimination is appropriate.

Awards shall be paid no later than the fifteenth day of the third month following the end of the Performance Period. Awards shall be paid: (i) in a lump sum cash payment, (ii) through the issuance of Stock, (iii) through the grant of equity-based award(s) or (iv) through any combination of the foregoing. Any Stock issued or equity-based award(s) granted in payment of Awards shall not be issued under the Plan but shall instead be issued under the LTIP, subject to the terms thereof, and the number of shares of Stock issued (or number of shares of Stock subject to the equity-based award granted) will generally be equal to the dollar value of the Award otherwise payable divided by the Fair Market Value (as defined in the LTIP) of a share of Stock on the date of final approval, unless otherwise determined by the Administrator. All applicable taxes and withholdings shall be deducted from Award payments in accordance with federal, state and local regulations. Cash Awards may be deferred under the MDCP in accordance with the provisions of the MDCP.

PLAN CHANGES DUE TO COMPANY ACTIVITY

Acquisitions, divestitures, mergers, significant corporate changes and/or extraordinary events involving the Company may require changes or amendments (including reduction, elimination or termination) to outstanding unvested Awards and/or an applicable Performance Period’s targets, minimums, maximums, Business Objectives, Personal Objectives and/or Award opportunities. In such cases, any changes or amendments shall be presented to the CEO and/or the Committee for approval; provided, that, in the case of any Section 162(m) Award, adjustments may only be made in accordance with Section 6(k)(i)(B)(3) of the LTIP.

AWARD PAYMENT UNDER VARIOUS EMPLOYMENT CONDITIONS

The Administrator may determine in its sole discretion the eligibility for Awards and any payment of Awards to Participants who enter or exit employment, transfer between Divisions, or who are promoted during a Performance Period; provided that, to the extent required with respect to Awards intended to be Section 162(m) Awards, the Committee shall make all such determinations with respect to any Section 162(m) Award.

PLAN ADMINISTRATION

The Plan shall be administered by the Committee, which has sole discretion over the Plan; provided, that, the Committee may delegate to one or more officers or employees of the Company some or all of its powers and responsibilities in connection with the administration of the Plan (including the authority to make Awards to eligible Participants and determinations related thereto) as it deems necessary, advisable or appropriate, except that, notwithstanding anything to the contrary herein, the Committee (i) shall take all actions and make all determinations hereunder related to Awards to Participants who are then subject to Section 16, and (ii) the Committee may not delegate its authority to the extent (A) it is expressly indicated herein as an action to be taken by the Committee alone, (B) such delegation would permit a person to grant an Award to himself or take any action with respect to any Award previously granted to himself, (C) such delegation would violate any applicable law, or (D) with respect to Awards to Covered Employees that are intended to be Section 162(m) Awards, such delegation would result in the Award failing to so qualify. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated. The Committee and/or any such person to whom administrative powers are so delegated in accordance with the foregoing shall be referred to herein as the “Administrator.” The decisions of the Administrator with respect to the Plan (including but not limited to questions of construction, interpretation and administration) shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given the maximum deference permitted by law in the event it is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

PLAN CONTINUATION

The Company expects and intends to continue the Plan but does not guarantee any specific levels of Award payments or the continuation of any Award payments. The Company, through action of the Committee in its sole discretion, reserves the right to amend, alter, modify, suspend, change, discontinue or terminate this Plan and outstanding unvested Awards at any time, in any manner and for any Performance Period, without the consent of any Participant. Notwithstanding and in addition to the foregoing, the Company, through action of the CEO, or such other member(s) of Senior Management as the CEO may designate from time to time, shall also have the right, without the consent of any Participant, to amend, alter, modify, suspend or otherwise make changes to this Plan that do not materially increase the cost of the Plan to the Company; provided, that, with respect to Awards to Covered Employees that are intended to be Section 162(m) Awards, no such amendment or other change results in the Award failing to so qualify.

RECOUPMENT OF AWARDS

Awards granted under the Plan and any amounts paid or realized with respect thereto shall be subject to compliance with the Company’s Code of Business Conduct, as may be amended, or policies referenced therein (“CBC”). In the event of a breach or violation of the CBC, the Committee may take actions with respect to Awards under this Plan, including, without limitation, reduction, cancellation, forfeiture and/or recoupment of Awards as determined by the Committee. In addition, Awards granted under the Plan and any amounts paid or realized with respect thereto shall be subject to any written clawback policy that the Company, with the approval of the Company’s Board of Directors, may adopt, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and the New York Stock Exchange and that the Company determines should apply to the Plan. A Participant’s acceptance of any Award issued under the Plan will constitute such Participant’s agreement to subject the Award and any amounts paid or realized with respect thereto to such potential clawback, reduction, cancellation, forfeiture and/or recoupment in accordance with this Section (“Recoupment of Awards”).

MISCELLANEOUS

The Plan is subject to compliance with all applicable federal and state laws, rules and regulations. The Plan and all related documents shall be governed by, and construed in accordance with the laws of the state of Texas. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

Nothing contained in the Plan (or in any other documents relating to the Plan or to any Award) shall confer upon any Participant any right to continue in the employ or other service of any entity within the Company’s controlled group or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the applicable entity within the Company’s controlled group to change such Participant’s compensation or other benefits or to terminate the employment of such Participant, with or without cause.

Unless otherwise determined by the Company, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company, any Division or subsidiary and any Participant or other person. To the extent any person holds any rights by virtue of an Award under the Plan, such rights shall be no greater than the rights of an unsecured general creditor.

Awards from the Plan shall not be considered as compensation for the purposes of any benefit plans or programs of the Company or any Division, except as specifically set forth otherwise in a formal plan document.

It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

Attachment A
DEFINITION OF TERMS

“Award” means a cash-based incentive award granted pursuant to the Plan, the payment of which shall be based on the achievement of Business Objectives and Personal Objectives for a designated Performance Period, unless otherwise determined with respect to a specific Award.

“Business Objectives” means one or more financial, operational, organizational, strategic or similar goals established for a Performance Period that reflect current business priorities and against which the Company’s or a Division’s performance will be measured.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Occidental Petroleum Corporation.

“Committee” means the Executive Compensation Committee of the Company’s Board of Directors (or its successor). For the avoidance of doubt, with respect to any Section 162(m) Award, the Committee shall be the “Committee” described under Section 2 of the LTIP.

“Covered Employee” means any individual who is designated by the Committee, at the time of grant of an Award, as likely to be a “covered employee” within the meaning of Section 162(m) of the Code.

“Division” means any entity controlled by the Company that the Committee determines has employees eligible to participate in the Plan.

“LTIP” means the Company’s 2015 Long-Term Incentive Plan, as amended from time to time.

“MDCP” means the Company’s Modified Deferred Compensation Plan, as amended from time to time.

“Personal Objectives” means personal goals related to certain key performance areas within such Participant’s area of responsibility or job scope used to assess individual performance, which may include but are not limited to goals such as: management of unanticipated, unpredictable or uncontrollable events; transactions such as mergers and acquisitions or divestitures; organizational development; succession planning; functional and operating accomplishments; governance and ethical conduct; health, environment and safety responsibilities; encouragement of diversity and inclusion; and contributions to special projects.

“Section 16” means Section 16 of the Securities Exchange Act of 1934, as amended.
“Section 162(m) Award” means an Award intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

“Senior Management” means employees of the Company or any Division in executive grade level 90.

“Stock” means the Company’s common stock, par value $0.20 per share.

“Target Award” means the target award payable under the Plan to a Participant, expressed either as a dollar amount or a percentage of the Participant’s annualized base salary at the rate in effect on the last day of the Performance Period, which reflects or is contingent upon a specified level of performance.